EXHIBIT 99.1

Alta Mesa Announces First Quarter 2014 Financial Results and Operational Update

HOUSTON, May 13, 2014 (GLOBE NEWSWIRE) -- Alta Mesa Holdings, LP announced its financial results for the first quarter of 2014 and provided highlights of its recent operations. A conference call to discuss these results is scheduled for today at 2 pm Central time.

Financial and operational highlights of note for the quarter include the following:

  Adjusted EBITDAX (before one-time transaction fees) totaled $61.9 million, up 12% from Q1-2013
  Production totaled 1.5 MMBOE, or 17,200 BOE per Day, up 12% from Q1-2013
  Oil and liquids production totaled 929 MBOE, up 34% from Q1-2013
  Production mix moves to 60% liquids, up from 50% in Q1-2013

Adjusted EBITDAX

EBITDAX (a non-GAAP financial measure, defined below) for the first quarter of 2014 was $47.9 million, compared to $55.2 million for the first quarter of 2013. After allowing for one-time transaction fees of $13.9 million related to the Company's recent recapitalization, Adjusted EBITDAX for the first quarter was $61.9 million and within the previously provided guidance for Q1-2014 of $58 to $62 million. The increase in Adjusted EBITDAX between the two periods was due to higher production and a higher proportion of oil and liquids production. Adjusted EBITDAX for the second quarter of 2014 is expected to range between $60 and $64 million.

Production

Production volumes for the first quarter of 2014 totaled 1.5 million barrels of oil equivalent ("MMBOE"), or an average of 17,200 barrels of oil equivalent per day ("BOE per Day"), compared to 1.4 MMBOE or 15,300 BOE per Day in the first quarter of 2013. Production for the first quarter is within the previously provided guidance for Q1-2014 of 16,500 to 18,500 BOE per Day. The Company's total production mix was 60% oil and natural gas liquids (87% oil, 13% liquids) for the first quarter 2014, which is up from 50% for the same quarter of 2013. Production for the second quarter of 2014 is expected to be between 16,500 to 18,500 BOE per Day.

Revenue & Hedging

Oil and gas revenues for the first quarter of 2014 totaled $102.1 million, up $12.8 million, or 14% compared to oil and gas revenues of $89.3 million in the first quarter of 2013. The variance between the two periods for oil and gas revenues was due primarily to higher production of oil and gas liquids. Realized prices for oil (including hedging gains and losses) for the first quarter of 2014 were $96.36 per barrel, compared to $102.21 per barrel in first quarter 2013. Realized prices for natural gas (including hedging gains and losses) for the first quarter 2014 were $5.26 per MCF, compared to $5.92 per MCF in first quarter 2013. The net increase in oil revenue between the two periods is due primarily to increased oil production in Sooner Trend (up 213%) and Weeks Island (up 62%). The decrease in natural gas revenue between the two periods is due to lower natural gas production in first quarter 2014, primarily dry gas from Hilltop field. The lower dry gas production from Hilltop reflected natural declines, lower investments and a divestiture of a portion of this field in October 2013. To protect the Company's future revenue streams and maximize current year cash flow, Alta Mesa hedges natural gas and crude oil several years into the future. As of the end of the first quarter 2014, the Company has hedged approximately 73% of its forecasted Proved Developed Producing production over the next five years at average annual floor prices ranging from $4.40 per MCF to $5.50 per MCF, and $80.00 per barrel to $93.47 per barrel.

Lease Operating Expense

Total lease operating expense, inclusive of production and ad valorem taxes and workover expenses, for the first quarter of 2014 was $29.5 million compared to $25.4 million for the first quarter of 2013. On a per unit of production basis, lease operating expense for the first quarter 2014 was $19.05 per BOE compared to $18.39 per BOE for the first quarter of 2013. Total lease operating expenses were up between the two periods, due in part to increases in chemical costs, field services and repairs, saltwater disposal, compression, marketing and gathering fees. Additionally, production taxes moved up due to proportionally higher oil production.

Depreciation, Depletion and Amortization

Depreciation, depletion and amortization expense for the first quarter of 2014 was $29.3 million compared to $24.5 million for the first quarter of 2013. On a per unit of production basis, depreciation, depletion and amortization expense for the first quarter 2014 was $18.90 per BOE compared to $17.74 per BOE for the first quarter of 2013.

General and Administrative Expenses

General and administrative expenses for the first quarter of 2014 were $24.7 million compared to $9.3 million for the first quarter of 2013. First quarter 2014 general and administrative expenses include one-time transaction fees of approximately $13.9 million related to the Company's recapitalization and Eagleville asset sale in March of this year. Excluding the one-time fees, first quarter 2014 general and administrative expenses were $10.8 million. The increase in the adjusted general and administrative expenses between the periods was primarily the result of increased salary and benefits expense due to additional personnel.

Net Income

Net income for the first quarter of 2014 was $56.9 million, compared to a net loss of ($14.3) million for the first quarter of 2013. The difference in net income (loss) between the two periods is primarily due to a gain on sale of the Company's Eagleville assets ($73.2 million, subject to customary post-closing adjustments) offset in part by one-time transaction fees related to the Company's recapitalization transaction and sale of its Eagleville assets ($13.9 million), in addition to higher lease operating expense and exploration expense.

Operational Highlights

Sooner Trend, Oklahoma:

Alta Mesa's assets in the Sooner Trend area of Oklahoma are located in large mature oil fields with multiple pay zones at depths from approximately 2,000 feet to 9,000 feet. These assets have been predominantly shallow-decline, long-lived oil fields originally drilled on 80-acre vertical well spacing and waterflooded to varying degrees. Activity in these fields during the first quarter of 2014 has focused on the Oswego Lime, Meramec section of the Mississippian, Hunton Lime and other formations. Beginning in late 2012, the Company added production and reserves primarily in the Meramec section of the Mississippian formation by drilling new horizontal wells. The Company has allocated approximately $120 million of its 2014 capital expenditure budget for this area, including the drilling and completion of over 40 horizontal wells, 30 of which will target the Meramec section of the Mississippian. In the first quarter of 2014, the Company completed one horizontal well in the Hunton formation, two horizontal wells in the Oswego and seven horizontal Meramec wells. Alta Mesa had nine wells in progress as of the end of the first quarter of 2014, most of which were Mississippian horizontal wells. Alta Mesa produced approximately 3,200 BOE per Day net from this area (60% oil, 17% liquids, 23% gas) in the first quarter of 2014, up from 1,200 BOE per Day in the first quarter of 2013.

Weeks Island:

The Weeks Island Field, located in Iberia Parish, Louisiana, is a historically-prolific oil field with 55 potential pay zones that are structurally trapped against a piercement salt dome. Alta Mesa is targeting up-dip oil reserves and un-drained fault blocks in this field, which the Company believes offer significant future opportunities for added production and reserves. Since mid-2011 Alta Mesa has continuously employed at least one drilling rig and one completion rig in Weeks Island to exploit its potential for development through new drilling, recompletions, and sidetracking out of existing wells. The Company has allocated approximately $80 million of its 2014 capital expenditure budget to the Weeks Island area, and plans to deploy one rig continuously, and up to two additional rigs for defined drilling programs during the year. Alta Mesa produced approximately 4,300 BOE per Day net from this area (81% oil) in the first quarter of 2014, up from 2,200 BOE per Day in the first quarter of 2013.

South Texas Eagle Ford Shale:

Alta Mesa's Eagleville field is located in Karnes County, Texas and produces from the Eagle Ford Shale. The wells are primarily operated by Murphy Oil, which has continuously operated an average of two rigs on its acreage. The Company's position in the Eagle Ford Shale is considered a high-quality core property with years of remaining development potential. As previously disclosed on March 25, 2014, the Company sold a significant portion of its Eagleville reserves (effective date of January 1, 2014), including interest in all of its 117 wells that were producing as of December 31, 2013. Alta Mesa received $173 million in cash for the properties and retained proved reserves of approximately 7.3 MMBOE, 91% of which were undeveloped as of January 1, 2014. Alta Mesa retained a declining net profits interest in the wells that were producing as of December 31, 2013 of 50% in 2014, 30% in 2015, 15% in 2016, and zero in 2017 and beyond. Also included in the sale was an undivided 30% interest in its leasehold and mineral interests in the Eagle Ford shale. The Company plans to continue to develop additional Eagleville wells and has allocated approximately $60 million of its 2014 capital budget to the Eagleville field. Alta Mesa produced approximately 2,900 BOE per Day net from this area in the first quarter of 2014.

Updated 2014 Capital Expenditure Outlook

The Company's capital expenditure budget for 2014 has been updated and is now estimated to be $340 million. Approximately 75% of 2014 capital expenditures will be targeted toward the Company's core properties. This capital expenditure budget includes $120 million for the Sooner Trend area, $80 million for the Weeks Island area, $60 million for the Eagle Ford Shale area and $80 million for all other areas. Approximately 98% of the 2014 capital expenditure budget will target oil and liquids-rich resources.

Conference Call Information

Alta Mesa invites you to listen to its conference call which will discuss its financial and operational results at 2:00 p.m., Central time, on Tuesday, May 13, 2014. If you wish to participate in this conference call, dial 877-300-8521 (toll free in US/Canada) or 412-317-6026 (for International calls), five to ten minutes before the scheduled start time (note that no conference ID is needed). A webcast of the call and any related materials will be available on Alta Mesa's website at www.altamesa.net. Additionally, a replay of the conference call will be available for one week following the live broadcast by dialing 877-870-5176 (toll free in US/Canada) or 858-384-5517 (International calls), and referencing Conference ID # 10046308.

Alta Mesa Holdings, LP is a privately held company engaged primarily in onshore oil and natural gas acquisition, exploitation, exploration and production whose focus is to maximize the profitability of our assets in a safe and environmentally sound manner. We seek to maintain a portfolio of lower risk properties in plays with known resources where we identify a large inventory of lower risk drilling, development, and enhanced recovery and exploitation opportunities. We maximize the profitability of our assets by focusing on sound engineering, enhanced geological techniques including 3-D seismic analysis, and proven drilling, stimulation, completion, and production methods. Alta Mesa Holdings, LP is headquartered in Houston, Texas.

Safe Harbor Statement and Disclaimer

This press release includes "forward-looking statements" within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended. All statements, other than statements of historical fact, regarding Alta Mesa's strategy, future operations, financial position, estimated revenues and losses, projected costs, prospects, plans and objectives of management are forward-looking statements. When used in this press release, the words "could", "should", "will", "play", "believe", "anticipate", "intend", "estimate", "expect", "project" and similar expressions are intended to identify forward-looking statements, although not all forward-looking statements contain such identifying words. These forward-looking statements are based on Alta Mesa's current expectations and assumptions about future events and are based on currently available information as to the outcome and timing of future events. These forward-looking statements are based on management's current belief, based on currently available information, as to the outcome and timing of future events. Forward-looking statements may include statements about Alta Mesa's: business strategy; reserves; financial strategy, liquidity and capital required for our development program; realized oil and natural gas prices; timing and amount of future production of oil and natural gas; hedging strategy and results; future drilling plans; competition and government regulations; marketing of oil and natural gas; leasehold or business acquisitions; costs of developing our properties; general economic conditions; credit markets; liquidity and access to capital; uncertainty regarding our future operating results; and plans, objectives, expectations and intentions contained in this press release that are not historical. We caution you that these forward-looking statements are subject to all of the risks and uncertainties, most of which are difficult to predict and many of which are beyond our control, incident to the exploration for and development and production of oil and natural gas. These risks include, but are not limited to, commodity price volatility, low prices for oil and/or natural gas, global economic conditions, inflation, lack of availability of drilling and production equipment and services, environmental risks, drilling and other operating risks, regulatory changes, the uncertainty inherent in estimating oil and natural gas reserves and in projecting future rates of production, cash flow and access to capital, the timing of development expenditures, and other risks. Reserve engineering is a process of estimating underground accumulations of oil and natural gas that cannot be measured in an exact way. The accuracy of any reserve estimate depends on the quality of available data, the interpretation of such data and price and cost assumptions made by reservoir engineers. In addition, the results of drilling, testing and production activities may justify revisions of estimates that were made previously. If significant, such revisions would change the schedule of any further production and development drilling. Accordingly, reserve estimates may differ significantly from the quantities of oil and natural gas that are ultimately recovered. Should one or more of the risks or uncertainties described in this press release occur, or should underlying assumptions prove incorrect, our actual results and plans could differ materially from those expressed in any forward-looking statements. All forward-looking statements, expressed or implied, included in this press release are expressly qualified in their entirety by this cautionary statement. This cautionary statement should also be considered in connection with any subsequent written or oral forward-looking statements that we may issue. Except as otherwise required by applicable law, we disclaim duty to update any forward-looking statements, all of which are expressly qualified by the statements in this section, to reflect events or circumstances after the date of this press release.

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statements of Operations
(unaudited - dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013

REVENUES
Oil	$ 77,601	$ 61,817
Natural gas	19,543	24,420
Natural gas liquids	4,942	3,061
Other revenues	63	652
	102,149	89,950
Gain (loss) on sale of oil and gas property	73,158	(1,070)
Unrealized (loss) — oil and natural gas derivative contracts	(9,416)	(20,302)
TOTAL REVENUES	165,891	68,578
EXPENSES
Lease and plant operating expense	19,054	15,583
Production and ad valorem taxes	7,676	5,744
Workover expense	2,765	4,077
Exploration expense	9,479	2,596
Depreciation, depletion, and amortization expense	29,279	24,505
Impairment expense	902	7,355
Accretion expense	558	443
General and administrative expense	24,717	9,341
TOTAL EXPENSES	94,430	69,644
INCOME (LOSS) FROM OPERATIONS	71,461	(1,066)
OTHER INCOME (EXPENSE)
Interest expense	(14,288)	(13,290)
Interest income	3	70
TOTAL OTHER INCOME (EXPENSE)	(14,285)	(13,220)
INCOME (LOSS) BEFORE STATE INCOME TAXES	57,176	(14,286)
BENEFIT FROM (PROVISION FOR) STATE INCOME TAXES	(283)	—
NET INCOME (LOSS)	$ 56,893	$ (14,286)

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Balance Sheets
(dollars in thousands)

	March 31,	December 31,
	2014	2013
	(unaudited)
ASSETS
CURRENT ASSETS
Cash and cash equivalents	$ 6,670	$ 6,537
Accounts receivable, net	49,536	43,486
Other receivables	2,759	2,552
Prepaid expenses and other current assets	1,052	3,077
Derivative financial instruments	2,347	5,572
TOTAL CURRENT ASSETS	62,364	61,224
PROPERTY AND EQUIPMENT
Oil and natural gas properties, successful efforts method, net	638,279	691,770
Other property and equipment, net	8,934	9,100
TOTAL PROPERTY AND EQUIPMENT, NET	647,213	700,870
OTHER ASSETS
Investment in Partnership — cost	9,000	9,000
Deferred financing costs, net	10,228	10,943
Derivative financial instruments	1,140	3,405
Advances to operators	5,929	6,863
Deposits and other assets	1,146	1,186
TOTAL OTHER ASSETS	27,443	31,397
TOTAL ASSETS	$ 737,020	$ 793,491
LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)
CURRENT LIABILITIES
Accounts payable and accrued liabilities	$ 120,677	$ 96,095
Current portion, asset retirement obligations	3,872	3,844
Derivative financial instruments	9,430	4,483
TOTAL CURRENT LIABILITIES	133,979	104,422
LONG-TERM LIABILITIES
Asset retirement obligations, net of current portion	54,235	52,179
Long-term debt	620,226	766,868
Notes payable to founder	23,629	23,331
Derivative financial instruments	3,465	4,486
Other long-term liabilities	4,700	2,312
TOTAL LONG-TERM LIABILITIES	706,255	849,176
TOTAL LIABILITIES	840,234	953,598
COMMITMENTS AND CONTINGENCIES (NOTE 10)
PARTNERS' CAPITAL (DEFICIT)	(103,214)	(160,107)
TOTAL LIABILITIES AND PARTNERS' CAPITAL (DEFICIT)	$ 737,020	$ 793,491

Alta Mesa Holdings, LP and Subsidiaries
Consolidated Statement of Cash Flows
(unaudited - dollars in thousands)

	Three Months Ended
	March 31,
	2014	2013

CASH FLOWS FROM OPERATING ACTIVITIES:
Net income (loss)	$ 56,893	$ (14,286)
Adjustments to reconcile net income (loss) to net cash provided by operating activities:
Depreciation, depletion, and amortization expense	29,279	24,505
Impairment expense	902	7,355
Accretion expense	558	443
Amortization of loan costs	715	700
Amortization of debt discount	128	128
Dry hole expense	6,259	(150)
Expired leases	144	222
Unrealized loss on derivatives	9,416	20,302
Interest converted into debt	298	298
(Gain) loss on sale of assets	(73,158)	1,070
Changes in assets and liabilities:
Restricted cash	—	(1,000)
Accounts receivable	(6,050)	(8,017)
Other receivables	(207)	1,733
Prepaid expenses and other non-current assets	2,999	6,694
Settlement of asset retirement obligation	(1,073)	(426)
Accounts payable, accrued liabilities, and other long-term liabilities	29,732	6,062
NET CASH PROVIDED BY OPERATING ACTIVITIES	56,835	45,633
CASH FLOWS FROM INVESTING ACTIVITIES:
Capital expenditures for property and equipment	(83,527)	(80,113)
Proceeds from sale of property	173,595	—
NET CASH PROVIDED BY (USED IN) INVESTING ACTIVITIES	90,068	(80,113)
CASH FLOWS FROM FINANCING ACTIVITIES:
Proceeds from long-term debt	22,500	32,000
Repayments of long-term debt	(169,270)	—
NET CASH PROVIDED BY (USED IN) FINANCING ACTIVITIES	(146,770)	32,000
NET INCREASE (DECREASE) IN CASH AND CASH EQUIVALENTS	133	(2,480)
CASH AND CASH EQUIVALENTS, beginning of period	6,537	5,786
CASH AND CASH EQUIVALENTS, end of period	$ 6,670	$ 3,306
SUPPLEMENTAL DISCLOSURE OF CASH FLOW INFORMATION
Cash paid during the period for interest	$ 1,832	$ 521
Cash paid during the period for state taxes	$ (125)	$ (107)
Change in asset retirement obligations	$ 1,590	$ 156
Change in accruals or liabilities for capital expenditures	$ (1,753)	$ (7,002)

Prices

Below is a table of average hedged and unhedged prices received by the Company.

Hedged - Average Realized Prices	Q1-2014
Natural Gas (per Mcf)	$ 5.26
Oil (per Bbl)	96.36
Natural Gas Liquids (per Bbl)	39.96
Combined realized (per BOE)	65.92

Unhedged – Average Prices	Q1-2014
Natural Gas (per Mcf)	$ 5.03
Oil (per Bbl)	99.01

GAAP to Non-GAAP Reconciliation

Adjusted EBITDAX is a non-GAAP financial measure and as used herein represents net income before interest expense, exploration expense, depletion, depreciation and amortization, impairment of oil and natural gas properties, accretion of asset retirement obligations, tax expense and unrealized gain/loss on oil and natural gas derivative contracts. Alta Mesa presents Adjusted EBITDAX because it believes Adjusted EBITDAX is an important supplemental measure of its performance that is frequently used by others in evaluating companies in its industry. Adjusted EBITDAX is not a measurement of Alta Mesa's financial performance under GAAP, and should not be considered as an alternative to net income, operating income or any other performance measure derived in accordance with GAAP or as an alternative to net cash provided by operating activities as a measure of Alta Mesa's profitability or liquidity. Adjusted EBITDAX has significant limitations, including that it does not reflect Alta Mesa's cash requirements for capital expenditures, contractual commitments, working capital or debt service. In addition, other companies may calculate Adjusted EBITDAX differently than Alta Mesa does, limiting its usefulness as a comparative measure.

The following table sets forth a reconciliation of net income (loss) as determined in accordance with GAAP to EBITDAX and Adjusted EBITDAX for the periods indicated:

	Three Months Ended
	March 31,
	2014	2013
Net Income (loss)	56,893	(14,286)
Adjustments to net income:
Provision for income taxes	283	--
Interest expense	14,288	13,290
Unrealized (gain)/loss - oil & gas hedges	9,416	20,302
Exploration expense	9,479	2,596
Depreciation, depletion and amortization	29,279	24,505
Impairment expense	902	7,355
Accretion expense	558	443
(Gain)/Loss on sale of assets	(78,158)	1,070
EBITDAX	$47,940	$55,275

Non-recurring G&A (recapitalization fees)	13,913	--
Adjusted EBITDAX	$61,853	$55,275
CONTACT: Lance L. Weaver (281) 943-5597
         lweaver@altamesa.net